EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Millennium Chemicals Inc. (the “Company”) and Millennium America Inc. of our report dated January 30, 2003 except for the impact of the restatement in Notes 1, 2, 8, 9, 12, 14, 17, 18 and 19, as to which the date is November 12, 2003 relating to the financial statements which appears in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey

December 15, 2003